Exhibit 99.1

Concho Resources Inc. Reports Third Quarter 2015 Results

Delivers Record Quarterly Production

Raises Full-Year 2015 Production Growth Target Range to 27% - 28%

Adds 25,000 Net Acres in Core Operating Areas

MIDLAND, Texas--(BUSINESS WIRE)--November 4, 2015--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported financial and operating results for the third quarter of 2015.

Highlights

  Production for the third quarter 2015 of 13.7 million Boe, or 149.3 MBoepd, was 32% higher year-over-year and exceeded the high-end of the Company’s guidance.
  Crude oil production increased by 34% over the same quarter a year ago.
  2015 production growth target increased to a range of 27% to 28%.
  Year-to-date acquisitions add approximately 25,000 net acres complementary to the Company’s core operating areas.
  Concho reported net income of $1.49 per diluted share for the third quarter of 2015. Net income was $0.33 per diluted share for the quarter on an adjusted basis (non-GAAP).
  EBITDAX (non-GAAP) for the third quarter of 2015 was $446.2 million.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of adjusted net income and EBITDAX (non-GAAP measures) and a reconciliation of these measures to the associated GAAP measures.

Tim Leach, Chairman, Chief Executive Officer and President, commented, “I am proud of our team as we continued to deliver outstanding results through the third quarter and once again have raised our 2015 production growth range. Our focus on enhanced completions and long-lateral development across our assets is driving improved efficiencies even as we reduce activity levels due to the weak commodity price environment. In addition, the properties we acquired in 2015 demonstrate our ability to consolidate and grow our core positions in the Permian Basin. Excluding acquisitions during the third quarter, we funded our capital budget within cash flow. We plan to continue to fund our capital budget in 2016 within cash flow in order to preserve our balance sheet and remain positioned to opportunistically consolidate high-quality acres within our core plays.”

Third Quarter 2015 Operations Summary

Production for the third quarter of 2015 was 13.7 million barrels of oil equivalent (MMBoe), or an average of 149.3 thousand Boe per day (MBoepd), an increase of 32% from the third quarter of 2014.

Third quarter 2015 production included 8.9 million barrels (MMBbls) of crude oil, or an average of 97.2 thousand barrels of crude oil per day (MBopd), an increase of 24.5 MBopd, or 34%, from the third quarter of 2014. Third quarter of 2015 production also included 28.7 billion cubic feet (Bcf) of natural gas.

The Company continues to adjust its capital budget due to the weak commodity price environment, as costs incurred, excluding property acquisition costs, for the third quarter of 2015 were $301.2 million and represented a 47% decrease from the second quarter of 2015. Concho averaged 15 rigs in the third quarter of 2015, compared to 18 rigs in the second quarter of 2015.

During the third quarter of 2015, Concho started drilling or participating in a total of 77 gross wells (57 operated) and completed 70 gross wells. The table below summarizes the Company’s drilling activity by core area for the third quarter of 2015.

	Number of Wells	Number of Operated	Number of Wells
	Drilled	Wells Drilled	Completed
	(Gross)	(Gross)	(Gross)
Delaware Basin	45	35	42
Midland Basin	11	11	8
New Mexico Shelf	21	11	20
Total	77	57	70

Percent Horizontal	87%	91%	90%

Delaware Basin

Production from horizontal wells in the Delaware Basin was 88.5 MBoepd in the third quarter of 2015, up 60% over the third quarter of 2014 and 8% over the second quarter of 2015. During the third quarter of 2015, Concho drilled 45 wells in the Delaware Basin, including 27 wells targeting the Bone Spring Sands, 11 wells targeting the Wolfcamp Shale and seven wells targeting the Avalon Shale.

Concho added 51 new horizontal wells in the northern Delaware Basin with at least 30 days of production as of the end of the third quarter of 2015. The average peak 30-day and 24-hour rates for these wells were 966 Boepd (72% oil) and 1,471 Boepd, respectively. The average lateral length for these 51 wells reached a record for the Company in the northern Delaware Basin at 5,158 feet, including 10 long-lateral wells averaging 8,782 feet.

The Company’s midstream joint venture is near completion with the construction of a 400-mile crude oil gathering and transportation system, the Alpha Crude Connector (“ACC”), in the northern Delaware Basin. ACC is expected to begin operations at year-end 2015. The Company plans to transport a substantial portion of its crude oil production from the northern Delaware Basin on ACC, which the Company expects will contribute to better price realizations beginning in 2016.

Concho added 10 new horizontal wells in the southern Delaware Basin with at least 30 days of production as of the end of the third quarter of 2015. The average peak 30-day and 24-hour rates for these wells were 1,188 Boepd (76% oil) and 1,537 Boepd, respectively. The average lateral length for these wells was 5,991 feet, up approximately 7% year-over-year, while drilling days are down 20% year-over-year to an average of approximately 30 days per well.

The Company currently has 10 horizontal rigs in the Delaware Basin, with eight horizontal rigs in the northern Delaware Basin and two horizontal rigs in the southern Delaware Basin.

Midland Basin

The Company delivered strong results in the Midland Basin, with eight new horizontal wells with at least 30 days of production as of the end of the third quarter of 2015. The average peak 30-day and 24-hour rates for these wells were 967 Boepd (81% oil) and 1,300 Boepd, respectively, from an average lateral length of 6,705 feet.

The Company currently has two horizontal rigs in the Midland Basin.

New Mexico Shelf

On the New Mexico Shelf, Concho added 13 new horizontal wells with at least 30 days of production as of the end of the third quarter of 2015. The average peak 30-day and 24-hour rates for these wells were 294 Boepd (84% oil) and 389 Boepd, respectively.

The Company currently has one horizontal rig on the New Mexico Shelf.

Third Quarter 2015 Financial Summary

The Company’s average realized price for oil and natural gas during the third quarter of 2015, excluding the effect of commodity derivatives, was $33.74 per Boe, compared with $67.07 per Boe during the third quarter of 2014. The lower average realized price in the 2015 period reflects continued weak crude oil, natural gas and natural gas liquids commodity prices.

Net income for the third quarter of 2015 was $179.7 million, or $1.49 per diluted share, compared to net income of $305.2 million, or $2.69 per diluted share, in the third quarter of 2014. Adjusted net income (non-GAAP), which excludes non-cash and unusual items, for the third quarter of 2015 was $39.3 million, or $0.33 per diluted share, compared with adjusted net income (non-GAAP) of $123.2 million, or $1.09 per diluted share, for the third quarter of 2014.

EBITDAX (non-GAAP) for the third quarter of 2015 totaled $446.2 million, compared to $536.4 million in the third quarter of 2014.

Cash flows generated from operating activities in the first nine months of 2015 totaled $760.6 million, compared with $1.3 billion in the same period last year. Adjusted cash flows (non-GAAP), which are cash flows from operating activities adjusted for settlements on derivatives, were $1.2 billion for the first nine months of 2015, as compared to $1.3 billion for the same period last year.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of adjusted net income, EBITDAX and adjusted cash flows (non-GAAP measures) and a reconciliation of these measures to the associated GAAP measures.

Recent Acquisitions

Concho has completed approximately $255 million in acquisitions and leasehold additions year-to-date totaling approximately 25,000 net acres and 1.5 MBoepd of production. The properties, which are primarily concentrated in the Company’s existing core operating areas in the Delaware Basin, provide for more efficient long-lateral development and increase the Company’s working interests in these high-impact areas.

Financial Position and Liquidity

On October 6, 2015, the Company closed its previously announced public offering of 8,855,000 shares of the Company’s common stock, including the over-allotment option. Total net proceeds from the offering were approximately $794 million. The Company used a portion of the net proceeds to repay all outstanding borrowings under its credit facility, which were used in part to finance recent acquisitions, and the Company plans to use the remaining net proceeds for general corporate purposes, which may include funding potential future acquisitions. Pro forma for the common stock offering, the Company’s net debt-to-EBITDAX ratio at September 30, 2015, was 1.7 times.

Outlook

Fourth Quarter and Full Year 2015

For the fourth quarter of 2015, the Company expects production to average between 139 MBoepd and 143 MBoepd.

The Company currently expects its full-year 2015 capital budget, excluding acquisitions, to be approximately $1.9 billion, consisting of $1.7 billion for drilling and completion operations, including non-consents, and $0.2 billion for facilities, midstream, geological and geophysical and other. The Company’s 2015 production growth target is now a range of 27% to 28%, which compares to the Company’s prior range of 24% to 26%.

In addition, Concho updated its full-year 2015 outlook for certain items. The following table summarizes the Company’s current guidance for those items, as compared to the Company’s prior guidance.

Full Year 2015
	Prior	Current
Production
Year-over-year production growth	24% - 26%	27% - 28%

Operating costs and expenses
Lease operating expense	$7.50 - $8.00	$7.50 - $7.75
Depreciation, depletion and amortization	$23.00 - $25.00	$23.00 - $24.00
Exploration	$1.50 - $2.50	$1.00 - $2.00

Full Year 2016

Concho’s base 2016 capital budget is $1.4 billion, with drilling and completion capital accounting for $1.2 billion. Based on this level of capital and assuming a NYMEX WTI crude oil price of $50 per barrel and a NYMEX Henry Hub natural gas price of $2.50 per thousand cubic feet, Concho expects to maintain 2015 production levels year-over-year, fund the capital budget within cash flow and maintain a net debt-to-EBITDAX ratio of less than two times through 2016. Concho’s 2016 capital budget excludes acquisitions and is subject to change depending upon a number of factors, including commodity prices and industry conditions. The Company plans to provide detailed guidance for 2016 in its fourth quarter and full-year 2015 earnings release.

Commodity Derivatives Update

The Company enters into commodity derivatives to manage its exposure to commodity price fluctuations. For the fourth quarter of 2015, Concho has swap contracts covering approximately 66.6 MBopd at a weighted average price of $72.86 per Bbl. For 2016, Concho has swap contracts covering approximately 63.4 MBopd at a weighted average price of $70.13 per Bbl. Please see the table under “Derivatives Information” for more detailed information about the Company’s current derivatives positions.

Changes and Additions to Management Group

The Company announced changes to its management group.

Gayle Burleson, formerly Vice President of New Mexico, has been named Vice President of Business Development. Since her arrival at Concho in 2006, Mrs. Burleson has held several reservoir engineering roles for Concho, including as Vice President of Engineering and Manager of Corporate Engineering.

Clay Bateman, formerly Vice President of Texas, has been named Vice President of New Mexico. Mr. Bateman joined Concho in 2008 and has previously also served as Texas Basins Asset Manager and Texas Asset Manager.

The Company also announced two management promotions.

Keith Corbett has been promoted to Vice President of Texas. Mr. Corbett joined Concho in 2005 as Lead Reservoir Engineer. Previously, Mr. Corbett has held the roles of New Mexico Basin Asset Manager, New Mexico Shelf Asset Manager and New Mexico Operations Supervisor. Before coming to Concho, Mr. Corbett held drilling, reservoir and production engineering positions at Pennzoil (later Devon Energy) and Stallion Energy. Mr. Corbett holds a Bachelor of Science in Petroleum Engineering from Texas A&M University.

Mary Ann Berry has been promoted to Vice President, Chief of Staff and Assistant Corporate Secretary. Mrs. Berry joined Concho in 2008 as an attorney in the legal department and subsequently held roles of increasing responsibility until becoming Chief of Staff in 2014. As Chief of Staff, Mrs. Berry oversees Human Resources, equity administration and internal communications. Before coming to Concho, Mrs. Berry was a corporate litigator at Cooper Levenson, P.A. in Atlantic City, New Jersey. Mrs. Berry holds a Bachelor of Arts in Politics from The Catholic University of America and a Juris Doctor from Seton Hall University School of Law.

Conference Call

Concho will discuss third quarter 2015 results on a conference call tomorrow, November 5, 2015, at 8:30 AM CT (9:30 AM ET). The telephone number and passcode to access the conference call are provided below:

Dial-in: (855) 445-9894
Intl. dial-in: (330) 863-3281
Participant Passcode: 50093034

To access the live webcast and view the related presentation, visit Concho’s website at www.concho.com. The replay will also be available on the Company’s website under the “Investors” section.

Upcoming Conferences

The Company will participate in the following upcoming conferences:

  November 10, 2015 – Bank of America Merrill Lynch Global Energy Conference
  November 11, 2015 – Jefferies Energy Conference

The Company’s presentation at the Bank of America conference is scheduled for 8:45 AM CT (9:45 AM ET) on Tuesday, November 10, 2015, and its presentation at the Jefferies conference is scheduled for 2:00 PM CT (3:00 PM ET) on Wednesday, November 11, 2015. Both presentations will be webcast and accessible on the “Events & Presentations” page under the “Investors” section of the Company’s website. The Company will refer to its November 2015 Investor Presentation. The presentation will be available on the Company’s website on or prior to the day of the first conference.

Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company’s operations are primarily focused in the Permian Basin of southeast New Mexico and west Texas. For more information, visit the Company’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, operations, performance, business strategy, oil and natural gas reserves, drilling program, capital expenditure budget, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the risk factors discussed or referenced in the Company’s most recent Annual Report on Form 10-K and Current Reports on Form 8-K; risks relating to declines in the prices the Company receives for its oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; drilling and operating risks, including risks related to properties where the Company does not serve as the operator and risks related to hydraulic fracturing activities; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its credit facility; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing and the export of oil and natural gas; environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of the Company’s operations in the Permian Basin of southeast New Mexico and west Texas; disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver the Company’s oil, natural gas liquids and natural gas and other processing and transportation considerations; the costs and availability of equipment, resources, services and personnel required to perform the Company’s drilling and operating activities; potential financial losses or earnings reductions from the Company’s commodity price management program; risks and liabilities related to the integration of acquired properties or businesses; uncertainties about the Company’s ability to successfully execute its business and financial plans and strategies; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; general economic and business conditions, either internationally or domestically; competition in the oil and natural gas industry; uncertainty concerning the Company’s assumed or possible future results of operations; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	September 30,	December 31,
(in thousands, except share and per share amounts)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$20	$21
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	229,756	250,600
Joint operations and other	220,137	409,665
Derivative instruments	581,436	490,351
Prepaid costs and other	39,332	37,759
Total current assets	1,070,681	1,188,396
Property and equipment:
Oil and natural gas properties, successful efforts method	15,682,799	13,867,831
Accumulated depletion and depreciation	(4,681,106)	(3,790,953)
Total oil and natural gas properties, net	11,001,693	10,076,878
Other property and equipment, net	160,582	129,136
Total property and equipment, net	11,162,275	10,206,014
Deferred loan costs, net	60,994	68,443
Intangible asset - operating rights, net	26,059	27,154
Inventory	21,688	14,435
Noncurrent derivative instruments	108,894	262,349
Other assets	76,971	33,172
Total assets	$12,527,562	$11,799,963
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$26,801	$20,380
Bank overdrafts	109,741	92,541
Revenue payable	185,732	238,098
Accrued and prepaid drilling costs	303,331	718,300
Deferred income taxes	197,632	162,566
Other current liabilities	205,417	195,308
Total current liabilities	1,028,654	1,427,193
Long-term debt	3,822,274	3,517,320
Deferred income taxes	1,409,684	1,438,185
Asset retirement obligations and other long-term liabilities	133,168	136,477
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 120,594,183 and 113,264,918 shares issued at September 30, 2015 and December 31, 2014, respectively	121	113
Additional paid-in capital	3,818,673	3,027,412
Retained earnings	2,346,429	2,279,741
Treasury stock, at cost; 304,483 and 260,124 shares at September 30, 2015 and December 31, 2014, respectively	(31,441)	(26,478)
Total stockholders’ equity	6,133,782	5,280,788
Total liabilities and stockholders’ equity	$12,527,562	$11,799,963

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2015	2014	2015	2014

Operating revenues:
Oil sales	$391,963	$575,611	$1,212,437	$1,696,240
Natural gas sales	71,511	124,652	201,984	369,684
Total operating revenues	463,474	700,263	1,414,421	2,065,924
Operating costs and expenses:
Oil and natural gas production	138,125	140,725	405,925	402,593
Exploration and abandonments	14,791	16,982	32,566	70,645
Depreciation, depletion and amortization	329,467	256,765	901,474	715,602
Accretion of discount on asset retirement obligations	1,853	1,769	5,894	5,162
Impairments of long-lived assets	7,588	15,476	7,588	15,476
General and administrative (including non-cash stock-based compensation of $16,327 and $13,465 for the three months ended September 30, 2015 and 2014, respectively, and $47,272 and $34,672 for the nine months ended September 30, 2015 and 2014, respectively)	60,052	52,763	179,776	150,048
Gain on derivatives	(413,130)	(326,229)	(381,071)	(125,907)
Total operating costs and expenses	138,746	158,251	1,152,152	1,233,619
Income from operations	324,728	542,012	262,269	832,305
Other income (expense):
Interest expense	(53,752)	(52,601)	(160,803)	(164,124)
Loss on extinguishment of debt	-	-	-	(4,316)
Other, net	556	2,155	(9,463)	(6,833)
Total other expense	(53,196)	(50,446)	(170,266)	(175,273)
Income before income taxes	271,532	491,566	92,003	657,032
Income tax expense	(91,873)	(186,363)	(25,315)	(248,753)
Net income	$179,659	$305,203	$66,688	$408,279
Earnings per share:
Basic net income	$1.49	$2.70	$0.56	$3.74
Diluted net income	$1.49	$2.69	$0.56	$3.73

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Nine Months Ended
	September 30,
(in thousands)	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$66,688	$408,279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	901,474	715,602
Accretion of discount on asset retirement obligations	5,894	5,162
Impairments of long-lived assets	7,588	15,476
Exploration and abandonments, including dry holes	25,859	56,626
Non-cash stock-based compensation expense	47,272	34,672
Deferred income taxes	6,565	219,502
Loss on disposition of assets and other	1,588	8,697
Gain on derivatives	(381,071)	(125,907)
Other non-cash items	8,074	11,207
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	111,475	(75,963)
Prepaid costs and other	(3,049)	(19,317)
Inventory	(7,236)	3,058
Accounts payable	4,089	18,500
Revenue payable	(52,366)	13,176
Other current liabilities	17,749	(234)
Net cash provided by operating activities	760,593	1,288,536
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(2,177,144)	(1,754,835)
Additions to property, equipment and other assets	(45,231)	(25,267)
Proceeds from the disposition of assets	106	1,122
Contribution to equity method investment	(45,000)	(30,050)
Settlements received from (paid on) derivatives	443,441	(26,174)
Net cash used in investing activities	(1,823,828)	(1,835,204)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	1,337,900	1,578,000
Payments of debt	(1,030,900)	(1,828,000)
Exercise of stock options	59	4,660
Excess tax benefit from stock-based compensation	2,429	12,049
Net proceeds from issuance of common stock	741,509	931,989
Payments for loan costs	-	(10,649)
Purchase of treasury stock	(4,963)	(5,820)
Increase (decrease) in bank overdrafts	17,200	(36,718)
Net cash provided by financing activities	1,063,234	645,511
Net increase (decrease) in cash and cash equivalents	(1)	98,843
Cash and cash equivalents at beginning of period	21	21
Cash and cash equivalents at end of period	$20	$98,864

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Production and operating data:
Net production volumes:
Oil (MBbl)	8,945	6,689	26,042	18,764
Natural gas (MMcf)	28,746	22,513	78,014	63,798
Total (MBoe)	13,736	10,441	39,044	29,397

Average daily production volumes:
Oil (Bbl)	97,228	72,707	95,392	68,733
Natural gas (Mcf)	312,457	244,707	285,766	233,692
Total (Boe)	149,304	113,492	143,020	107,682

Average prices:
Oil, without derivatives (Bbl)	$43.82	$86.05	$46.56	$90.40
Oil, with derivatives (Bbl) (a)	$61.23	$88.19	$62.65	$89.33
Natural gas, without derivatives (Mcf)	$2.49	$5.54	$2.59	$5.79
Natural gas, with derivatives (Mcf) (a)	$2.78	$5.56	$2.90	$5.70
Total, without derivatives (Boe)	$33.74	$67.07	$36.23	$70.28
Total, with derivatives (Boe) (a)	$45.68	$68.48	$47.58	$69.39

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.23	$8.26	$7.38	$8.17
Oil and natural gas taxes	$2.83	$5.21	$3.02	$5.53
Depreciation, depletion and amortization	$23.99	$24.58	$23.09	$24.35
General and administrative	$4.37	$5.06	$4.60	$5.11

(a)	Includes the effect of cash receipts from (payments on) derivatives:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2015	2014	2015	2014

Cash receipts from (payments on) derivatives:
Oil derivatives	$155,732	$14,271	$419,047	$(20,067)
Natural gas derivatives	8,301	446	24,394	(6,107)
Total	$164,033	$14,717	$443,441	$(26,174)

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in our statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2015	2014	2015	2014

Property acquisition costs:
Proved	$56,636	$37,732	$58,879	$60,359
Unproved	161,921	71,915	195,971	107,985
Exploration	201,737	469,290	973,957	1,136,211
Development	99,490	204,938	622,644	609,780
Total costs incurred for oil and natural gas properties	$519,784	$783,875	$1,851,451	$1,914,335

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at November 4, 2015, for the periods indicated:

		2016
	Fourth Quarter	First	Second	Third	Fourth
	2015	Quarter	Quarter	Quarter	Quarter	Total	2017

Oil Swaps: (a)
Volume (Bbl)	6,124,000	6,722,000	5,985,000	5,460,000	5,054,000	23,221,000	13,782,000
Price per Bbl	$72.86	$71.99	$73.38	$74.21	$59.38	$70.13	$59.27

Oil Basis Swaps: (b)
Volume (Bbl)	5,428,000	5,398,000	5,095,000	4,876,000	4,416,000	19,785,000	7,427,000
Price per Bbl	$(2.41)	$(1.60)	$(1.62)	$(1.59)	$(1.62)	$(1.61)	$(1.34)

Natural Gas Swaps: (c)
Volume (MMBtu)	5,980,000	7,280,000	7,280,000	7,360,000	7,360,000	29,280,000	-
Price per MMBtu	$4.16	$3.02	$3.02	$3.02	$3.02	$3.02	$-

Natural Gas Basis Swaps: (d)
Volume (MMBtu)	1,380,000	-	-	-	-	-	-
Price per MMBtu	$(0.13)	$-	$-	$-	$-	$-	$-

(a) The index prices for the oil contracts are based on the New York Mercantile Exchange (“NYMEX”) – West Texas Intermediate (“WTI”) monthly average futures price.
(b) The basis differential price is between Midland – WTI and Cushing – WTI.
(c) The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.
(d) The basis differential price is between the El Paso Permian delivery point and NYMEX – Henry Hub delivery point.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company net income and earnings per share to exclude certain non-cash and unusual items and cash flows from operating activities to adjust for settlements on derivatives.

Adjusted Net Income and Adjusted Earnings per Share

The following table provides a reconciliation from the United States generally accepted accounting principles (“GAAP”) measure of net income to adjusted net income (non-GAAP) for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2015	2014	2015	2014

Net income - as reported	$179,659	$305,203	$66,688	$408,279

Adjustments for certain non-cash and unusual items:
Gain on derivatives	(413,130)	(326,229)	(381,071)	(125,907)
Cash receipts from (payments on) derivatives	164,033	14,717	443,441	(26,174)
Impairments of long-lived assets	7,588	15,476	7,588	15,476
Leasehold abandonments	13,283	4,618	16,646	19,756
Loss on extinguishment of debt	-	-	-	4,316
(Gain) loss on disposition of assets and other	(32)	(760)	1,588	8,697
Tax impact	87,879	110,151	(33,954)	39,146
Change in statutory effective income tax rates	-	-	(1,826)	-
Adjusted net income	$39,280	$123,176	$119,100	$343,589

Adjusted earnings per share:
Basic	$0.33	$1.09	$1.00	$3.15
Diluted	$0.33	$1.09	$1.00	$3.14

Tax rates	38.5%	37.7%	38.5%	37.7%

Adjusted Cash Flows

The following table provides a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP) for the periods indicated:

	Nine Months Ended
	September 30,
(in thousands)	2015	2014

Cash flows from operating activities	$760,593	$1,288,536
Settlements received from (paid on) derivatives (a)	443,441	(26,174)
Adjusted cash flows	$1,204,034	$1,262,362

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

EBITDAX

EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) gain on derivatives, (7) cash receipts from (payments on) derivatives, (8) (gain) loss on disposition of assets and other, (9) interest expense, (10) loss on extinguishment of debt and (11) federal and state income taxes. EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2015	2014	2015	2014

Net income	$179,659	$305,203	$66,688	$408,279
Exploration and abandonments	14,791	16,982	32,566	70,645
Depreciation, depletion and amortization	329,467	256,765	901,474	715,602
Accretion of discount on asset retirement obligations	1,853	1,769	5,894	5,162
Impairments of long-lived assets	7,588	15,476	7,588	15,476
Non-cash stock-based compensation	16,327	13,465	47,272	34,672
Gain on derivatives	(413,130)	(326,229)	(381,071)	(125,907)
Cash receipts from (payments on) derivatives	164,033	14,717	443,441	(26,174)
(Gain) loss on disposition of assets and other	(32)	(760)	1,588	8,697
Interest expense	53,752	52,601	160,803	164,124
Loss on extinguishment of debt	-	-	-	4,316
Income tax expense	91,873	186,363	25,315	248,753
EBITDAX	$446,181	$536,352	$1,311,558	$1,523,645

CONTACT:
Concho Resources Inc.
Megan P. Hays, 432-685-2533
Director of Investor Relations
or
Gabriel Middendorf, 432-685-2577
Financial Analyst